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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): March 7, 1996

                        JONES MEDICAL INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)


Delaware                          0-15098                  43-1229854
(State or other jurisdiction      (Commission              (IRS Employer
 of incorporation)                 File Number)            Identification No.)


1945 Craig Road, St. Louis, MO                                63146
(Address of principal executive offices)                      (Zip Code)

      Registrant's telephone number, including area code: (314) 576-6100


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        (Former name or former address, if changed since last report)

                             ITEM 5. OTHER EVENTS

        On March 7, 1996, Jones Medical Industries, Inc. (the "Registrant") announced an agreement to acquire the exclusive U.S. marketing rights to Tapazole(R) (Methimazole, USP) from Eli Lilly and Company ("Lilly").


        Tapazole(R) is an anti-thyroid product, for the treatment of hyperthyroidism (Graves Disease), with domestic sales in 1995 of approximately $6.7 million. The agreement to acquire Tapazole(R) is conditioned upon approval by Lilly's Board of Directors who are scheduled to meet later in March. If the transaction is completed, Tapazole(R) will be the second sole source pharmaceutical acquired by the Registrant from Lilly in the past seven months.

        The agreement calls for the transfer of U.S. marketing rights from Lilly to the Registrant by means of a perpetual exclusive license for a price of $26 million payable in cash in three equal quarterly installments, the first installment being due at closing. Under the terms of the agreement, Lilly would continue to manufacture and supply Tapazole(R) pursuant to a 10-year manufacturing agreement, which Lilly may terminate at any time after the first five years by giving at least five years notice to the Registrant prior to ceasing the manufacture of Tapazole(R).





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In such event, Lilly would be required to provide reasonable assistance in transferring applicable licenses and manufacturing processes to the Registrant or another manufacturer.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          JONES MEDICAL INDUSTRIES, INC.



                                          By: /s/ Dennis M. Jones
                                              ------------------------------
                                              Name: Dennis M. Jones
                                              Title: President

Date: March 8, 1996


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